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ARBINET-THEXCHANGE, INC.

(Name of Registrant as Specified In Its Charter)
Alex Mashinsky
Robert A. Marmon
Governing Dynamics Investments, LLC
Thai Lee

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ALEX MASHINSKY	ROBERT A. MARMON

IT’S TIME FOR A CHANGE! PROTECT YOUR INVESTMENT!

May 4, 2006

Dear Fellow Arbinet Stockholder(s):

       We currently own over 6% of Arbinet’s outstanding stock. We are extremely disappointed with the results produced by the current Board and Management since Arbinet’s IPO, and we believe many of you feel the same as we do. Therefore, we are asking you to send a clear message of “no confidence” to the current Board and Management by voting for us at this year’s Annual Meeting. To do so, please vote FOR Messrs. Mashinsky and Marmon on the enclosed GREEN proxy card. Before you vote, please consider the following:

IN OUR OPINION THE CURRENT BOARD AND MANAGEMENT HAS FAILED:

•	Arbinet’s current leadership has presided over a 77% decline in Arbinet’s stock price — equal to more than $550,000,000 in lost shareholder value — from its first day closing price in December, 2004. We don’t believe that this performance deserves your continued support. We also point out that the stock price has increased over 27% from the $6.70 per share closing price the day before we first announced this solicitation to the closing price on May 2, 2006.

•	Despite their abysmal performance, top management of the Company — Curt Hockemeier and Anthony Craig — just last week received over $3,600,000 in “extra” compensation by purchasing over 430,000 shares of stock (1.7% of the Company) for $0.16 (sixteen cents!) per share. All other stockholders were diluted by this cheap stock sale. This type of “bonus” option compensation should be a reward for the creation of substantial shareholder value, not presiding over its decline. Have they no shame? How did you pay for your shares?

•	Moreover, this February Arbinet’s current Board of Directors granted themselves a 300% pay raise to $20,000 for each non-employee director and double that amount, $40,000, for the Chairman of the Board, Anthony Craig. In exchange for what?

•	Simply stated, current management has failed to deliver on its goal to expand the business. The Company gave guidance of profits of $19 to $23 million both in February and May of 2005 and then missed those numbers by a significant margin. We believe the major reduction in shareholder value is the direct result.

•	This Board and management is embroiled in a Federal class action securities fraud lawsuit, which will be a continuing distraction for them for the foreseeable future.

WHY ARE MASHINSKY AND MARMON BETTER CHOICES?

•	We have invested almost $10,000,000 to acquire our stock, all at market prices – the same price you would have to pay if you wanted to buy the stock. We can’t buy the stock for $0.16 per share and neither can you. We think our interests are aligned with your interests – do you?

•	Alex Mashinsky, the founder of Arbinet, wrote more than twenty patents on which Arbinet operates, which reflected his strategic vision to take Arbinet to 2010 and beyond. Curt Hockemeier has described Alex Mashinsky as “just full of nutty ideas”. We are not aware of any technology patents written by Mr. Hockemeier. As the creator of most of the company’s technology, Alex has a unique perspective on its potential to improve the company’s current performance. We think Arbinet needs its founder.

•	We believe Arbinet should have a CEO whose compensation is directly tied to the creation of shareholder value. We will recommend that Alex Mashinsky become the CEO at an annual salary of $1.00 – but with significant “out of the money” stock options. Alex will make money if the stock price goes up. No $0.16 options for your next CEO!

If you agree with us, and you think the current Board and Management needs to change, then please:

Vote in your best interests
Vote the GREEN proxy card
FOR
Alex Mashinsky and Robert A. Marmon

If you have any questions or require assistance in voting your shares, please call our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885.

Alex Mashinsky	Robert A. Marmon